Exhibit (d)(2)

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

Premier Multi-Series VIT

This Amended and Restated Sub-Advisory Agreement, dated October 1, 2016 (the “Agreement”), by and between ALLIANZ GLOBAL INVESTORS U.S. LLC, a Delaware limited liability company (the “Manager”), and NFJ INVESTMENT GROUP LLC, a Delaware limited liability company (the “Sub-Adviser”), amends and restates the Sub-Advisory Agreement, dated as of August 27, 2012 (the “Prior Agreement”), by and between ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC, a Delaware limited liability company (“AGIFM”) and the Sub-Adviser.

WHEREAS, AGIFM merged with and into the Manager as of the date hereof, in a transaction that did not result in a change of actual control or management in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), and was therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, the parties hereto wish to amend and restate the Prior Agreement to reflect that the Manager is the successor to the rights and obligations of AGIFM under the Prior Agreement;

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST.

(a) Subject always to the direction and oversight of the Trustees of Premier Multi-Series VIT (the “Trust”), a Massachusetts business trust, and the Manager, the Sub-Adviser will, at its expense, either directly or through others selected by it, furnish continuously an investment program for each series of the Trust identified from time to time on Schedule A to this Agreement (each a “Portfolio” and together “Portfolios”) and will make investment decisions on behalf of the Portfolios and place all orders for the purchase and sale of portfolio securities or other investments. In the performance of its duties, the Sub-Adviser (1) will comply with the provisions of the Trust’s Amended & Restated Agreement and Declaration of Trust (the “Agreement and Declaration of Trust”) and Second Amended and Restated Bylaws, including any amendments or restatements thereto (upon receipt of such amendments or restatements by the Sub-Adviser), and the investment objectives, policies and restrictions of each Portfolio as set forth in its current Prospectus(es) and Statement of Additional Information (copies of which were supplied by the Manager to the Sub-Adviser upon filing with the Securities and Exchange Commission (the “SEC”)), (2) will use its best efforts to safeguard and promote the welfare of each Portfolio and (3) will comply with other policies that the Trustees or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Sub-Adviser in writing. The Sub-Adviser and the Manager shall each make its officers and employees available to the other from time to time at reasonable times to review the investment policies of each Portfolio and to consult with each other and any other sub-adviser(s) to the Portfolios regarding the investment affairs of each Portfolio.

(b) The Sub-Adviser shall be responsible, either directly or through others selected by it, for daily monitoring of the investment activities and portfolio holdings of each Portfolio’s portfolio in connection with such Portfolio’s compliance with its investment objectives, policies and restrictions, as set forth in such Portfolio’s current Prospectus(es) and Statement of Additional Information. The Sub-Adviser shall also cooperate with and provide sufficient information to the Manager to assist the Manager in its monitoring of the investment activities and portfolio holdings of each Portfolio in connection with the Portfolios’ overall compliance with the 1940 Act, each Portfolio’s compliance with the investment objectives, policies and restrictions of such Portfolio as set forth in its current Prospectus(es) and Statement of Additional Information and each Portfolio’s satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

Notwithstanding the investment discretion delegated to the Sub-Adviser in paragraph (a) of this Section, the Sub-Adviser shall act on any instructions of the Manager with respect to the investment activities of each Portfolio to ensure the Portfolios’ compliance with the foregoing.

(c) The Sub-Adviser, at its expense, either directly or through others selected by it, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolios, including verification and oversight of the pricing of the portfolio securities and other instruments comprising each Portfolio’s portfolio (but excluding determination of net asset value and shareholder accounting services).

(d) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for each Portfolio, the Sub-Adviser shall seek to obtain for each Portfolio the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Portfolio the most favorable price and execution available, the Sub-Adviser, bearing in mind such Portfolio’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Portfolio and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Manager hereby agrees with the Sub-Adviser that any entity or person associated with the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of each Portfolio that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).

(e) The Sub-Adviser shall not be obligated to pay any expenses of or for the Portfolios or the Manager not expressly assumed by the Sub-Adviser pursuant to this Section 1.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.	COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.

The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, for the facilities furnished and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee for each Portfolio, based on the applicable Portfolio’s average daily net assets, computed and paid monthly at the annual rates set forth on Schedule A attached hereto.

For purposes of this Section 3, “average daily net assets” means the average of all of the determinations of a Portfolio’s net asset value at the close of business on each business day during each month while this Agreement is in effect. Such fee shall be payable for each month within fifteen (15) business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

In the event that the Sub-Adviser has agreed to a fee waiver arrangement with the Manager on behalf of a Portfolio, subject to such terms and conditions as the Sub-Adviser and the Manager may set forth in such agreement, the compensation due the Sub-Adviser with respect to such Portfolio hereunder shall be reduced to the extent required by such fee waiver arrangement.

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate with respect to a Portfolio or Portfolios, without the payment of any penalty, in the event of its assignment with respect to such Portfolio(s) or in the event that the Investment Management Agreement between the Manager and the Trust shall have terminated with respect to such Portfolio(s) for any reason; and this

Agreement shall not be materially amended as to a Portfolio unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Portfolio (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Portfolio, the Manager, or the Sub-Adviser.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect as to each Portfolio continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) The Trust may at any time terminate this Agreement as to any Portfolio by written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Sub-Adviser; or

(b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of a Portfolio, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Portfolio, the Manager, or the Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement with respect to such Portfolio, then this Agreement shall automatically terminate with respect to such Portfolio at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Portfolio for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act; or

(c) Either party hereto may at any time terminate this Agreement as to any Portfolio by not less than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the particular Portfolio. Termination of this Agreement with respect to one Portfolio does not terminate this Agreement with respect to any other Portfolio.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN INFORMATION.

The Sub-Adviser shall promptly notify the Manager in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, (b) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) there is a change in control of the Sub-Adviser or a change in control of any parent of the Sub-Adviser within the meaning of the 1940 Act, or (d) there is a material adverse change in the business or financial position of the Sub-Adviser.

7.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Portfolio means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of such Portfolio present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of such Portfolio entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of such Portfolio entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff; and the term “brokerage and research services” shall have the meaning given in the 1934 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff.

8.	NONLIABILITY OF SUB-ADVISER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser, including its officers, directors, members and partners, shall not be subject to any liability to the Manager, to the Trust, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

9.	EXERCISE OF VOTING AND OTHER RIGHTS.

Unless otherwise instructed by the Trustees of the Trust or the Manager, the Sub-Adviser shall have the responsibility to exercise or procure the exercise of any voting right attaching to investments of each Portfolio in accordance with proxy voting policies approved by the applicable Portfolio. Unless otherwise determined by the Trustees of the Trust or the Manager and notified to the Sub-Adviser, the Manager shall have the responsibility to exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning investments of the Portfolios.

10.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

[Signatures follow.]

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS U.S. LLC and NFJ INVESTMENT GROUP LLC have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara R. Claussen
Title:	Managing Director

NFJ INVESTMENT GROUP LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara R. Claussen
Title:	Managing Director

[Signature Page to Amended and Restated Sub-Advisory Agreement]

Schedule A to

Amended and Restated Sub-Advisory Agreement

As of October 1, 2016

Portfolio	Annual Fee Rate (stated as a percentage of the Portfolio’s average daily net assets)	Effective Date
NFJ Dividend Value Portfolio	0.455%	May 1, 2015

[Signatures follow.]

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS U.S. LLC and NFJ INVESTMENT MANAGEMENT GROUP LLC have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara R. Claussen
Title:	Managing Director

NFJ INVESTMENT GROUP LLC

By:	/s/ Barbara R. Claussen
Name:	Barbara R. Claussen
Title:	Managing Director

[Signature Page to Schedule A to Sub-Advisory Agreement]